Mail Stop 0306

      May 10, 2005


Via U.S. Mail

Mr. John Bily
Chief Financial Officer
1911 Walker Avenue
Monrovia, California 91016


	RE:	Staar Surgical Company
		Form 10-K for the year ended December 31, 2004
		File No. 0-11634

Dear Mr. Bily:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant

??

??

??

??

Mr. John Bily
Chief Financial Officer
Staar Surgical Company
April 29, 2005
Page 1 of 3